UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2013, the Board of Directors (the “Board”) of Dune Energy, Inc. (the “Company”) approved certain compensation arrangements for the Company’s employees, including the Company’s senior executives.

2013 Bonus Program

The Board approved a new cash bonus plan for the Company’s employees, including the Company’s senior executives, for 2013 (the “2013 Bonus Program”). Each participant in the 2013 Bonus Program is assigned a target bonus for 2013. A participant’s bonus will be determined by multiplying the participant’s target bonus by a performance factor determined based upon the Company’s performance and the participant’s individual performance. Actual bonuses may range from 0 percent (no bonus) to 200 percent of the participant’s target bonus. The metrics used to determine each participant’s bonus under the 2013 Bonus Program will be (i) reserve growth, (ii) production growth, (iii) lease operating expense reduction and (iv) individual goals. No minimum bonus is required under the 2013 Bonus Program.

The following table sets forth the target bonus under the 2013 Bonus Program for the Company’s named executive officers:

Officer and Title	Target Bonus
James A. Watt, President and Chief Executive Officer	$550,000
Frank T. Smith, Jr., Senior Vice President and Chief Financial Officer	$222,000
Hal L. Bettis, Chief Operating Officer	$190,000
Richard H. Mourglia, Senior Vice President, Land and General Counsel	$167,000

Base Salary

No changes were made to the base salary of Mr. Watt. Mr. Watt’s base salary remains $550,000 per year. Messrs. Smith, Bettis and Mourglia received a base salary increase. Mr. Smith’s base salary is $316,000 per year. Mr. Bettis’ base salary is $316,000 per year. Mr. Mourglia’s base salary is $278,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: March 8, 2013	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer